Exhibit 99

NEWS RELEASE
For further information, contact
Shelley Hickman, Director –
Global Communications
Tel: 414-768-4599	Fax: 414-768-5211
shickman@bucyrus.com	www.bucyrus.com

BUCYRUS INTERNATIONAL, INC. ANNOUNCES SUMMARY FINANCIAL RESULTS FOR

THE QUARTER ENDED MARCH 31, 2010

South Milwaukee, Wisconsin, April 22, 2010—Bucyrus International, Inc. (NASDAQ: BUCY), a leading designer, manufacturer and marketer of high productivity mining equipment for surface and underground mining, announced today its summary unaudited financial results for the quarter ended March 31, 2010.

Operating Results

On February 19, 2010, Bucyrus completed its previously announced acquisition of Terex Corporation’s mining equipment business (“Terex Mining”) for $1.0 billion in cash and 5,809,731 shares of Bucyrus’ common stock, subject to certain post-closing net assets, net debt and other adjustments. Also on February 19, 2010, Bucyrus entered into an amendment to its existing credit agreement to provide for an additional new secured term loan of $1.0 billion and $167.5 million of additional revolving credit facilities. The term loan was used to fund the cash portion of the purchase price for Terex Mining and the revolving credit facility will be used to support Bucyrus’ future working capital needs and its capital expenditure plan.

The financial results for the quarter ended March 31, 2010 include the net assets and results of operations of Terex Mining since the February 19, 2010 date of acquisition as well as the preliminary purchase accounting adjustments and acquisition costs related to the Terex Mining acquisition. As a result, the financial results for the quarter ended March 31, 2010 are not necessarily comparative to the results for the quarter ended March 31, 2009 or as of December 31, 2009 and may not be indicative of future results. Terex Mining has been integrated into the surface mining segment. For this quarter, Bucyrus has disclosed certain financial information for Terex Mining.

Consolidated Condensed Statements of Earnings (Unaudited)

	Quarter Ended March 31,
	2010	2009
	(Dollars in thousands, except per share amounts)
Sales	$607,525	$605,744
Cost of products sold	432,243	435,559

Gross profit	175,282	170,185
Selling, general and administrative expenses	87,134	61,053
Research and development expenses	13,243	9,376
Amortization of intangible assets	8,990	5,164

Operating earnings	65,915	94,592

	Quarter Ended March 31,
	2010	2009
	(Dollars in thousands, except per share amounts)
Interest income	(1,349)	(1,586)
Interest expense	11,059	6,864
Other expense	1,835	5,025

Earnings before income taxes	54,370	84,289
Income tax expense	19,356	27,388

Net earnings	$35,014	$56,901

Net Earnings Per Share Data
Basic:
Net earnings per share	$0.45	$0.76
Weighted average shares	77,299,009	74,451,449
Diluted:
Net earnings per share	$0.45	$0.76
Weighted average shares	78,661,173	74,956,271

Other Financial Data
EBITDA (1)	$94,886	$105,187
Non-cash stock compensation expense (2)	1,948	2,384
Loss on disposal of fixed assets (3)	1,865	3
Terex Mining acquisition costs (4)	14,068	—
Inventory fair value adjustment charged to cost of products sold (5)	7,019	—

Adjusted EBITDA (6)	$119,786	$107,574

(1)	EBITDA is defined as net earnings before net interest expense, income tax expense (benefit), depreciation and amortization. EBITDA is presented because (i) management uses EBITDA to measure Bucyrus’ liquidity and financial performance and (ii) management believes EBITDA is frequently used by securities analysts, investors and other interested parties in evaluating the performance and enterprise value of companies in general, and in evaluating the liquidity of companies with significant debt service obligations and their ability to service their indebtedness. The EBITDA calculation is not an alternative to net earnings under accounting principles generally accepted in the United States of America (“GAAP”) as an indicator of operating performance or of cash flows as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles net earnings to EBITDA and EBITDA to net cash provided by operating activities.
(2)	Reflects non-cash stock compensation expense related to equity incentive plans.
(3)	Reflects losses on the disposal of fixed assets in the ordinary course.
(4)	Reflects costs incurred to acquire Terex Mining.
(5)	In connection with the acquisition of Terex Mining, inventories acquired were adjusted to estimated fair value. This adjustment is being charged to cost of products sold as the inventory is sold.
(6)	Adjusted EBITDA is a material term in Bucyrus’ credit agreement, which management believes is a material agreement, and is used in the calculation of the leverage ratio covenant thereunder.

EBITDA Reconciliation (Unaudited)

	Quarter Ended March 31,
	2010	2009
	(Dollars in thousands)
Net earnings	$35,014	$56,901
Interest income	(1,349)	(1,586)
Interest expense	11,059	6,864
Income tax expense	19,356	27,388
Depreciation	13,194	9,435
Amortization	17,612	6,185

EBITDA	94,886	105,187
Changes in assets and liabilities	120,855	(31,137)
Non-cash stock compensation expense	1,948	2,384
Loss on disposal of fixed assets	1,865	3
Interest income	1,349	1,586
Interest expense	(11,059)	(6,864)
Income tax expense	(19,356)	(27,388)

Net cash provided by operating activities	$190,488	$43,771

Consolidated Condensed Balance Sheets (Unaudited)

	March 31, 2010	December 31, 2009
	(Dollars in thousands)
Assets
Cash and cash equivalents	$241,933	$101,084
Receivables—net	717,740	741,815
Inventories	1,142,333	627,289
Deferred income taxes	32,843	45,024
Prepaid expenses and other	58,117	40,861

Total current assets	2,192,966	1,556,073

Goodwill	760,048	351,333
Intangible assets—net	702,051	220,780
Other assets	109,667	61,505

Total other assets	1,571,766	633,618

Property, plant and equipment—net	584,543	514,421

Total assets	$4,349,275	$2,704,112

	March 31, 2010	December 31, 2009
Liabilities and Common Stockholders’ Investment
Accounts payable and accrued expenses	$487,664	$328,722
Liabilities to customers on uncompleted contracts and warranties	249,779	183,097
Income taxes	55,845	45,811
Current maturities of long-term debt and short-term obligations	17,483	7,566

Total current liabilities	810,771	565,196

Deferred income taxes	100,139	82,260
Pension and other	226,382	198,000

Total long-term liabilities	326,521	280,260

Long-term debt, less current maturities	1,484,995	499,666

Common stockholders’ investment	1,726,988	1,358,990

Total liabilities and common stockholders’ investment	$4,349,275	$2,704,112

Segment Information (Unaudited)

	Quarter Ended March 31, 2010
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)
Surface mining	$397,571	$66,588	$20,412	$4,175	$2,878,288
Underground mining	209,954	21,268	8,558	2,549	1,470,987

Total operations	607,525	87,856	28,970	6,724	4,349,275
Corporate	—	(21,941)	—	—	—

Consolidated total	$607,525	65,915	28,970	$6,724	$4,349,275

Interest income		(1,349)	—
Interest expense		11,059	—
Other expense		1,835	1,836

Earnings before income taxes		$54,370	$30,806

Terex Mining results included in the table above were as follows:

	Quarter Ended March 31, 2010
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)
Surface mining (1)	$92,197	$(2,865)	$5,757	$233	$1,685,218
Interest income		(56)	—
Interest expense		5	—

Loss before income taxes		$(2,814)	$5,757

(1)	Operating earnings includes inventory fair value adjustments included in cost of products sold of $7.0 million.

	Quarter Ended March 31, 2009
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)
Surface mining	$311,003	$65,032	$5,669	$8,591	$1,082,901
Underground mining	294,741	37,347	8,930	2,610	1,404,967

Total operations	605,744	102,379	14,599	11,201	2,487,868
Corporate	—	(7,787)	—	—	—

Consolidated total	$605,744	94,592	14,599	$11,201	$2,487,868

Interest income		(1,586)	—
Interest expense		6,864	—
Other expense		5,025	1,021

Earnings before income taxes		$84,289	$15,620

Sales consisted of the following:

	Quarter Ended March 31,
	2010	2009	% Change
	(Dollars in thousands)
Surface Mining:
Original equipment	$170,169	$146,976	15.8%
Aftermarket parts and service	227,402	164,027	38.6%

	397,571	311,003	27.8%

Underground Mining:
Original equipment	97,826	181,068	(46.0)%
Aftermarket parts and service	112,128	113,673	(1.4)%

	209,954	294,741	(28.8)%

Total:
Original equipment	267,995	328,044	(18.3)%
Aftermarket parts and service	339,530	277,700	22.3%

	$607,525	$605,744	0.3%

The increase in surface mining original equipment sales for the first quarter of 2010 compared to the first quarter of 2009 was primarily due to the inclusion of $35.4 million of Terex Mining sales in 2010. This increase was offset by a decrease in electric mining shovel sales. Blasthole drill and walking dragline sales for the first quarter of 2010 approximated first quarter 2009 levels.

The increase in surface mining aftermarket parts and service sales for the first quarter of 2010 compared to the first quarter of 2009 was primarily due to the inclusion of $56.8 million of Terex Mining sales in 2010. Non-Terex Mining aftermarket sales increased by 4% from the first quarter of 2009. Increases in the Canadian and Brazilian markets offset a decline in the United States market.

The decrease in underground mining original equipment sales for the first quarter of 2010 compared to the first quarter of 2009 was primarily due to higher longwall system sales in the Czech Republic in 2009.

The decrease in underground mining aftermarket parts and service sales was primarily in the United States market due to larger longwall aftermarket orders in the first quarter of 2009.

Gross profit and gross margin were as follows:

	Quarter Ended March 31,
	2010	2009	% Change
	(Dollars in thousands)
Gross profit	$175,282	$170,185	3.0%
Gross margin	28.9%	28.1%	N/A

Gross profit and gross margin were affected by preliminary purchase accounting adjustments related to the acquisition of Terex Mining as follows:

Quarter Ended March 31, 2010
(Dollars in thousands)

Gross profit reduction	$6,832
Gross margin reduction	1.1%

Operating earnings were as follows:

	Quarter Ended March 31,
	2010	2009	% Change
	(Dollars in thousands)
Surface mining	$66,588	$65,032	2.4%
Underground mining	21,268	37,347	(43.1)%

Total operations	87,856	102,379	(14.2)%
Corporate	(21,941)	(7,787)	(181.8)%

Consolidated total	$65,915	$94,592	(30.3)%

First quarter 2010 operating earnings for the surface mining segment included Terex Mining earnings of $8.3 million before amortization of preliminary purchase accounting adjustments. As a result of the acquisition of Terex Mining, operating earnings for the first quarter of 2010 were reduced by $11.2 million of amortization of preliminary purchase accounting adjustments and $14.1 million of acquisition costs.

The effective tax rate for the first quarter of 2010 was 35.6% compared to 32.5% for the first quarter of 2009. The higher rate in 2010 was primarily due to non-deductible acquisition costs related to the Terex acquisition.

Net earnings were as follows:

	Quarter Ended March 31,
	2010	2009	% Change
	(Dollars in thousands)
Net earnings	$35,014	$56,901	(38.5)%
Fully diluted net earnings per share	$0.45	$0.76	(40.8)%

Net earnings were reduced (increased) by amortizations of preliminary purchase accounting adjustments related to the acquisition of Terex Mining in 2010 as follows:

Quarter Ended March 31, 2010
(Dollars in thousands)

Inventory fair value adjustment charged to cost of product sold	$7,019
Amortization of intangible assets	4,462
Depreciation of fixed assets	(234)

Operating earnings	11,247
Income tax benefit	(3,618)

Total	$7,629

Net earnings excluding Terex Mining and the associated preliminary purchase accounting adjustments, as well as the effect of the amended credit agreement, were as follows:

Quarter Ended March 31, 2010
(Dollars in thousands, except per share amounts)

Reported net earnings	$35,014

Terex Mining net earnings before amortization of purchase accounting adjustments	(5,355)

Amortization of purchase accounting adjustments, net of income tax benefit	7,629

Interest expense and amortization of capitalized financing fees, net of income tax benefit	4,351
Acquisition costs, net of income tax benefit	11,089

Adjusted net earnings	$52,728

Adjusted Net Earnings Per Share Data

Diluted:

Adjusted weighted average shares	76,014,518
Adjusted net earnings per share	$0.69

EBITDA and Adjusted EBITDA were as follows:

	Quarter Ended March 31,
	2010	2009	% Change
	(Dollars in thousands)

EBITDA	$94,886	$105,187	(9.8)%

EBITDA as a percent of sales	15.6%	17.4%	N/A

Adjusted EBITDA	$119,786	$107,574	11.4%

Adjusted EBITDA as a percent of sales	19.7%	17.8%	N/A

Capital expenditures for the first quarter of 2010 were $6.7 million. Capital expenditures for 2010 are expected to be between $60 million and $70 million.

Backlog at March 31, 2010 and December 31, 2009, as well as the portion of backlog which was then expected to be recognized within 12 months of these dates, was as follows:

	March 31, 2010	December 31, 2009	% Change
	(Dollars in thousands)

Surface Mining:
Total	$1,310,181	$1,062,977	23.3%
Next 12 months	$827,844	$641,599	29.0%

Underground Mining:
Total	$907,064	$816,543	11.1%
Next 12 months	$671,631	$616,784	8.9%

Total:
Total	$2,217,245	$1,879,520	18.0%
Next 12 months	$1,499,475	$1,258,383	19.2%

A portion of the surface mining backlog at March 31, 2010 and December 31, 2009 was related to multi-year contracts that will generate revenue in future years. Included in surface mining backlog and next 12 months backlog at March 31, 2010 was $302.2 million and $218.9 million, respectively, for Terex Mining.

New orders were as follows:

	Quarter Ended March 31,
	2010	2009	% Change
	(Dollars in thousands)

Surface mining:
Original equipment	$168,213	$95,557	76.0%
Aftermarket parts and service	171,197	146,591	16.8%

	339,410	242,148	40.2%

Underground mining:
Original equipment	153,214	98,017	56.3%
Aftermarket parts and service	147,014	104,817	40.3%

	300,228	202,834	48.0%

Total:
Original equipment	321,427	193,574	66.0%
Aftermarket parts and service	318,211	251,408	26.6%

	$639,638	$444,982	43.7%

The increase in surface mining original equipment new orders for the first quarter of 2010 compared to the first quarter of 2009 was due in part to the inclusion of $28.5 million of Terex Mining new orders. The increase was also due to two additional electric mining shovel new orders in the first quarter of 2010 compared to the same period for 2009 and the receipt of a small walking dragline order from a customer in India in the first quarter of 2010.

The increase in surface mining aftermarket parts and service new orders for the first quarter of 2010 compared to the first quarter of 2009 was primarily due to the inclusion of $61.8 million of Terex Mining new orders. This increase was offset by the cancellation of a multi-year maintenance and repair contract resulting in a reduction of new orders of approximately $29 million.

The increase in underground mining original equipment new orders for the first quarter of 2010 compared to the first quarter of 2009 was in the room and pillar product line.

The increase in underground mining aftermarket parts and service new orders for the first quarter of 2010 compared to the first quarter of 2009 was primarily due to orders from customers in the Australian and Chinese markets. New orders in the United States market for the first quarter of 2010 were consistent with the first quarter of 2009.

Conference Call

Bucyrus will hold a telephone conference call pertaining to this news release at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on Friday, April 23, 2010. Interested parties should call (888) 680-0865 ((617) 213-4853 for international callers), participant passcode 41522400. A replay of the call will be available until May 23, 2010 at (888) 286-8010 ((617) 801-6888 for international callers), passcode 97805354. The conference call will also be available as a web cast, which can be accessed through the link provided on the Investor Relations page of Bucyrus’ website at www.bucyrus.com and will be available until May 23, 2010.

Special Note Regarding Online Availability of Bucyrus Releases and Filings

All Bucyrus financial news releases and SEC filings are posted to Bucyrus’ website, www.bucyrus.com. Automatic email alerts for these postings, corporate and general releases as well as product information also are available at www.bucyrus.com.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in the forward-looking statements as a result of various factors, some of which are unknown. The factors that could cause actual results to differ materially from those anticipated in such forward-looking statements and could adversely affect Bucyrus’ actual results of operations and financial condition include, without limitation:

•	the ability to integrate the acquired operations of Terex Mining and to realize expected synergies and expected levels of sales and profit from this acquisition;

•	the availability of operating cash to service indebtedness, including the substantial indebtedness incurred to acquire Terex Mining;

•	liabilities relating to Terex Mining which are unknown;

•	dependence on Terex Mining internal control systems for compliance with Section 404 of the Sarbanes-Oxley Act of 2002;

•	the ability to fulfill certain employment obligations in connection with the acquisition of Terex Mining;

•	entering into a new line of business in which certain competitors have substantially more experience than Bucyrus does as a result of the acquisition of Terex Mining;

•

the cyclical nature of the sale of original equipment due to fluctuations in market prices for coal, copper, oil, iron ore and other minerals, changes in general economic conditions, changes in interest rates, changes in customers’ replacement or repair cycles, consolidation in the mining industry and competitive pressures;

•	changes in global financial markets and global economic conditions;

•	disruption of plant operations due to equipment failures, natural disasters or other reasons;

•	dependence on the commodity price of coal and other conditions in the coal market;

•	the highly competitive nature of the mining industry;

•	reliance on significant customers;

•	the loss of key customers or key members of management;

•	the risks and uncertainties of doing business in foreign countries, including emerging markets, and foreign currency risks;

•	costs and risks associated with regulatory compliance and changing regulations affecting the mining industry and/or electric utilities;

•	customers deferring, delaying or canceling capital investments due to volatility and tightening of credit markets, unprecedented financial market conditions and a global recession;

•	the ability to attract and retain skilled labor;

•	reliance on local partners in foreign countries;

•	the ability to continue to offer products containing innovative technology that meets the needs of customers;

•	work stoppages at the company, its customers, its suppliers or providers of transportation;

•	the ability to protect intellectual property;

•	the ability to successfully implement a new Enterprise Resource Planning system in the surface mining segment;

•	the ability to satisfy underfunded pension and postretirement obligations;

•	production capacity;

•	product liability, environmental and other potential litigation; and

•	the ability to purchase component parts or raw materials from key suppliers at acceptable prices and/or on the required time schedule.

The foregoing factors do not constitute an exhaustive list of factors that could cause actual results to differ materially from those anticipated in forward-looking statements, and should be read in conjunction with the other cautionary statements and risk factors included in Bucyrus’ 2009 Form 10-K filed with the Securities and Exchange Commission on February 26, 2010. All forward-looking statements attributable to Bucyrus are expressly qualified in their entirety by the foregoing cautionary statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.